Exhibit 2.11

Colorado Secretary of State Date and Time: 09/10/2012 10:36 AM
Document must be filed electronically.		ID Number: 20001003762
Paper documents are not accepted.	$25.00
Fees & forms/cover sheets are subject to change.		Document number: 20121498866
To access other information or to print copies		Amount Paid: $25.00
of filed documents, visit www.sos.state.co.us and
select Business.
ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20001003762

	Entity name	NEW FRONTIER ENERGY, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New entity name:
(if applicable)

3.	Use of Restricted Words (if any of these
	terms are contained in an entity name, true	☐ “bank” or “trust” or any derivative thereof
	name of an entity, trade name or trademark	☐ “credit union” ☐ “savings and loan”
	stated in this document, mark the applicable	☐ “insurance”, “casualty”, “mutual”, or “surety”
box):

4.	Other amendment, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration
as amended is less than perpetual, state
the date on which the period of duration
expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

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Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

Name(s) and address(es) of the individual(s) causing the document
8.	to be delivered for filing:	Davidson	Roger	V
		(Last)	(First)	(Middle)	(Suffix)

1801 Broadway
(Street name and number or Post Office information)
Suite 920

		Denver		CO	80202
		(City)		(State)	(Postal/Zip Code)

United States
		(Province - if applicable)		(Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

NEW FRONTIER ENERGY, INC.

AMENDING THE DESIGNATIONS OF RIGHTS AND PREFERENCES

OF THE SERIES B 12% CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Sec. 7-110-106 of the Colorado Business Corporation Act, these Articles of Amendment to the Articles of Incorporation of New Frontier Energy, Inc. (the “Corporation”) are delivered to the Colorado Secretary of State for filing.

FIRST:           The name of the Corporation is New Frontier Energy, Inc.

SECOND:        New Frontier Energy, Inc., a corporation organized and existing under the laws of the State of Colorado, hereby certifies that the following amendment to its Articles of Incorporation was duly adopted on August 31, 2012 upon receipt of the approval of shareholders holding the majority of the outstanding Series B 12% Cumulative Convertible Preferred Stock (“Preferred Stock”) as required pursuant to its Articles of Incorporation, as amended, and by the Colorado Business Corporation Act.

The designation of rights and preferences of the Preferred Stock shall be amended such that:

As of the close of business on August 31, 2012, the stated value and all accrued but unpaid dividends of the outstanding Preferred Stock shall be converted into the Common Stock of the Corporation at a conversion rate of $0.22 per share of Common Stock.

The outstanding Preferred Stock shall be converted into Common Stock automatically, without any further action by the holders of the Preferred Stock. However, the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless the relevant Preferred Stock share certificates are either (i) delivered to the Corporation, or (ii) the holder of said Preferred Stock notifies the Corporation that the Preferred Stock share certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

No fractional shares of Common Stock shall be issued upon conversion of the shares of Preferred Stock. The Corporation shall make an adjustment in respect of any fractional shares of Common Stock which would otherwise be issuable upon conversion by rounding up to the next full share.

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